SCHEDULE 13G
Under the Securities Exchange Act of 1934


Brigus Gold Corp.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

109490102
(CUSIP Number)

October 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 109490102

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Asset Management LP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY             19,807,086
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH               19,807,086
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,807,086
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       IA
________________________________________________________________________________


CUSIP No. 109490102

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Gold and Precious Minerals Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY             10,048,921
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH               10,048,921
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,048,921
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       OO
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Brigus Gold Corp.

      (b)   Address of Issuer's Principal Executive Offices:
            2001-S1969 Upper Water Street, Hallifax, Nova Scotia B3J 3R7

Item 2.

      (a)   Name of Person Filing:
		Sprott Asset Management LP
		Sprott Gold and Precious Minerals Fund

      (b)   Address of Principal Business Office:
            	Sprott Asset Management LP:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1 Sprott Gold and Precious Minerals Fund:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1

      (c)   Citizenship:
		Sprott Asset Management LP: Canada
		Sprott Gold and Precious Minerals Fund: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 109490102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned:
		Sprott Asset Management LP:  19,807,086
		Sprott Gold and Precious Minerals Fund:  10,048,921

      (b) Percent of Class:
		Sprott Asset Management LP: 10.8%
		Sprott Gold and Precious Minerals Fund: 5.6%

      (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
			Sprott Asset Management LP: 0
			Sprott Gold and Precious Minerals Fund: 0

              (ii)  Shared power to vote or to direct the vote:
			Sprott Asset Management LP:  19,807,086
			Sprott Gold and Precious Minerals Fund:  10,048,921


              (iii) Sole power to dispose or to direct the disposition of:
			Sprott Asset Management LP: 0
			Sprott Gold and Precious Minerals Fund: 0

              (iv) Shared power to dispose or to direct the disposition of:
			Sprott Asset Management LP:  19,807,086
			Sprott Gold and Precious Minerals Fund:  10,048,921

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				November 8, 2010
      				------------------
					Date

				SPROTT ASSET MANAGEMENT LP,
				by its General Partner,
				SPROTT ASSET MANAGEMENT GP INC.


				By: _____________________________
				Name: /s/ Kirstin McTaggart
				Title: Chief Compliance Officer


				Sprott Gold and Precious Minerals Fund,
				by its Investment Manager,
				SPROTT ASSET MANAGEMENT LP


				By: _____________________________
				Name: /s/ Kirstin McTaggart
				Title: Chief Compliance Officer